                                                                    EXHIBIT 99.1


VETERAN RETAIL EXECUTIVE JOINS AUTOZONE BOARD

Memphis, Tenn. (June 7, 2006) -- AutoZone, Inc. (NYSE:AZO) today announced the election of George R. Mrkonic, Jr. to the AutoZone Board of Directors. His appointment is effective immediately.

Following a 10 year career with Borders Group, Inc., the second largest book retailer in the United States, Mr. Mrkonic retired in 2004 after serving as the company's President, Vice Chairman and Director. He has held senior level executive positions with W.R. Grace and Company, Herman's World of Sporting Goods, EyeLab, Inc., and Kmart Specialty Retail Group. He will be a member of AutoZone's Audit Committee.

In making the announcement, J.R. Hyde, III, Chairman of the Board said, "AutoZone is fortunate to have such an outstanding retail executive like George Mrkonic join our board. His vast retailing, finance, and strategic planning experience and his impressive business accomplishments will serve our company and our shareholders well."

Mr. Mrkonic holds a B.A. and a M.A. in economics from Stanford University and a MBA from Harvard University.

"I am excited about this opportunity", Mrkonic said. "I have long admired AutoZone's leadership position in the auto parts segment and its tremendous possibilities for the future."

ABOUT AUTOZONE:

As of May 6, 2006, AutoZone sells auto and light truck parts, chemicals and accessories through 3,699 AutoZone stores in the United States and 92 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.
                                       ----------------

CONTACT INFORMATION:

Media:  Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com
                                     ------------------------
Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com
                                           ----------------------------